Exhibit 12

JOINT FILING AGREEMENT

In accordance with Rule 13d-l (k) (1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated January 3, 2019 (including amendments thereto) with respect to the Common Stock of Melinta Therapeutics, Inc.

This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional Joint Filing Agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of January 3, 2019.

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Capital Management LLC, its Manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro Title: Chief Executive Officer and Managing Member

VHPM HOLDINGS LLC

By:	Vatera Capital Management LLC, its Manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro Title: Chief Executive Officer and Managing Member

VATERA CAPITAL MANAGEMENT LLC

By:	/s/ Kevin Ferro
Name: Kevin Ferro Title: Chief Executive Officer and Managing Member

/s/ Kevin Ferro
Kevin Ferro